Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2025 relating to the consolidated financial statements of Streamex Corp. (f/k/a/ BioSig Technologies, Inc.) (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Marcum llp

Marcum LLP

Marlton, New Jersey

October 3, 2025